Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

Chase Corporation Announces Fiscal Second Quarter 2022 Results

Revenue Increased by 8% to $74.0 Million

Continues to Address Global Inflationary Pressures on Input Costs

Rationalization of Real Estate Continues — Corporate Headquarters Move Substantially Complete

Westwood, MA – April 7, 2022 – Chase Corporation (NYSE American: CCF), a global specialty chemicals company that is a leading manufacturer of protective materials for high-reliability applications across diverse market sectors, announced financial results for the second fiscal quarter ended February 28, 2022.

Fiscal Second Quarter Financial and Recent Operational Highlights

●	Total Revenue grew 8% to $74.0 million, compared to Q2 FY21
●	Gross Margin of 37%, compared to 40% in Q2 FY21 — continued implementation of customer price adjustments to counteract margin compression, with benefits lagging in the first half of the fiscal year
●	Net Income was $9.1 million, or $0.96 per diluted share, compared to $9.2 million, or $0.97 per diluted share, for Q2 FY21
●	EBITDA was $16.4 million, compared to $17.0 million in Q2 FY21 and Adjusted EBITDA was $16.8 million, compared to $18.0 million in Q2 FY21
●	Free Cash Flow was $1.6 million, compared to Free Cash Flow of $11.9 million in Q2 FY21 — reduction primarily due to continued strategic inventory build (approximately $12 million year-to-date) to meet customer demand and address increased backlog
●	Ended the second fiscal quarter of 2022 with a cash balance of $116.0 million, and a fully available $200 million revolving credit facility, after having largest ever dividend payout in second quarter of $9.5 million
●	Effective Income Tax Rate of 26.2%, compared to 28.7% in the year-ago quarter
●	Company substantially completed its move to a new corporate headquarters located within Westwood, MA — anticipated future cost savings through footprint consolidation and capitalizing on the hybrid work model utilized by many of Chase’s corporate and administrative employees
●	Progress also made on the consolidation of operations in both its O’Hara, PA and Hickory, NC facilities

“This was another strong quarter for Chase Corporation as we drove higher revenue and continued to meet customer demand despite the broader macroeconomic logistics and raw material supply constraints. To ensure we sustain fulfilling customer demand across our broad product offerings, we continued to temporarily dedicate further capital to increase our inventory on-hand, resulting in marginally lower net free cash flow levels in the quarter. By doing this, we can best guarantee the availability of all necessary input materials. Additionally, despite the historically unfavorable seasonal impact on the higher margin Corrosion Protection and Waterproofing segment, and the aforementioned constrained operating environment, the Company maintained its overall 37% gross margin through customer price adjustments and the implementation of continued operational and cost-efficiency management, during the first half of the fiscal year,” said Adam P. Chase, President and Chief Executive Officer of Chase Corporation.

Mr. Chase continued, “The Industrial Tapes segment led revenue expansion in the quarter, driven by increased demand within North America for our cable materials, pulling and detection, and specialty products. Despite the global chip shortages negatively impacting automotive related demand during the second quarter and first half of the year, Chase’s Adhesives, Sealants and Additives segment experienced an increase in revenue compared to the year ago period due to higher demand for functional additives products as well as the integration of our Emerging Technologies, Inc. (“ETi”) acquisition. Our Corrosion Protection and Waterproofing segment also surpassed the prior year’s quarter, with increased demand levels in our coating and lining systems and building envelope product lines.”

“As part of Chase’s ongoing consolidation and optimization initiative, we substantially completed the relocation of our corporate headquarters to its new location in Westwood, MA. We decreased our office footprint and gained future fixed cost savings by capitalizing on the hybrid work model utilized by many of Chase’s corporate and administrative employees. Additionally, our previously separate Massachusetts-based research and development operations are now operating jointly in the Westwood location.”

“Global raw material inflationary pressures, labor shortages and supply chain constraints will continue to be an operational hurdle impacting margins in 2022. We are diligently working to mitigate the impact of these inflationary pressures and continue implementing needed price adjustments across our product lines and expect to see the full benefit from these actions in the coming months. Our team remains committed in managing these challenges, including strengthening relationships within our supply chain and our customer base, remaining appropriately staffed and ensuring the highest standard of safety for our employees, while driving further shareholder value.”

Michael J. Bourque, Chase Corporation’s Treasurer and Chief Financial Officer remarked, “We are pleased to see sustained demand and sales growth across product offerings in the quarter, testifying to the reliability and stickiness of Chase’s products. Our balance sheet remains strong and we are presently debt free with a fully available $200.0 million credit facility and an overall cash balance of $116.0 million. We are well prepared to support our global operations and investments as well as embark on additional organic and inorganic growth opportunities with the additional flexibility of our credit facility.”

Segment Results

Adhesives, Sealants and Additives

	For the Three Months Ended February 28,		For the Six Months Ended February 28,
	2022	2021	2022	2021
Revenue	$31,780	$31,575	$62,829	$61,646
Cost of products and services sold	19,838	16,998	38,755	33,611
Gross Margin	$11,942	$14,577	$24,074	$28,035
Gross Margin %	38%	46%	38%	45%

Revenue in the Adhesives, Sealants and Additives segment increased $0.2 million or 1% in the second fiscal quarter ended February 28, 2022. The revenue increase for the quarter was primarily due to increased demand for our North American-focused functional additives product line, which benefited in the quarter from inorganic growth attributable to the ETi superabsorbent polymers business. The electronic and industrial coatings line negatively impacted sales for the segment in the quarter largely due to macroeconomic logistics and raw material supply constraints impacting worldwide sales in automotive verticals.

Industrial Tapes

	For the Three Months Ended February 28,		For the Six Months Ended February 28,
	2022	2021	2022	2021
Revenue	$33,330	$28,345	$66,091	$54,836
Cost of products and services sold	21,790	18,693	44,009	35,810
Gross Margin	$11,540	$9,652	$22,082	$19,026
Gross Margin %	35%	34%	33%	35%

The Industrial Tapes segment’s revenue increased $5.0 million or 18% in the second fiscal quarter. The segment’s cable materials, pulling and detection, and specialty products product lines sales into North American markets drove revenue expansion in the second fiscal quarter. Revenue growth in the quarter was slightly tapered by a quarter-to-quarter reduction in sales volume from the electronic materials products line, due to decreased demand in the Asian end-market.

Corrosion Protection and Waterproofing

	For the Three Months Ended February 28,		For the Six Months Ended February 28,
	2022	2021	2022	2021
Revenue	$8,843	$8,527	$20,043	$19,141
Cost of products and services sold	5,283	5,224	11,428	11,099
Gross Margin	$3,560	$3,303	$8,615	$8,042
Gross Margin %	40%	39%	43%	42%

Revenue from the Corrosion Protection and Waterproofing segment increased $0.3 million or 4% in the three months ended February 28, 2022. The segment’s increase in revenue was primarily due to increased sales within the coating and lining systems and building envelope product lines. Negatively impacting the segment’s sales were decreases in revenue from our highly seasonal bridge and highway product line and our pipeline coatings product line — which was further impacted by COVID-19 overhang delays in products sold into the Middle Eastern and Asian markets outpacing North American sales gains in oil and gas pipeline repair and construction markets.

About Chase Corporation

Chase Corporation, a global specialty chemicals company that was founded in 1946, is a leading manufacturer of protective materials for high-reliability applications throughout the world. More information can be found on our website https://chasecorp.com/

Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures in this press release. Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are non-GAAP financial measures. The Company believes that Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are useful performance measures as they are used by its executive management team to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance. The Company believes Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are commonly used by financial analysts and others in the industries in which the Company operates, and thus provide useful information to investors. However, Chase’s calculation of Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow may not be comparable to similarly-titled measures published by others. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. This press release provides reconciliations from the most directly comparable financial measure presented in accordance with U.S. GAAP to each non-GAAP financial measure.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases including, but not limited to, “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.”  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  To comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes; the highly competitive environment in which the Company operates; as well as expected impact of the coronavirus disease (COVID-19)  pandemic on the Company's businesses. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company does not assume any obligation to update or revise any forward-looking statement made in this release or that may from time to time be made by or on behalf of the Company. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of the Company’s Annual Report on Form 10-K for the year ended August 31, 2021.

Investor & Media Contact:

Michael Cummings or Jackie Marcus

Alpha IR Group

Phone: (617) 982-0475

E-mail: CCF@alpha-ir.com

or

Shareholder & Investor Relations Department

Phone: (781) 332-0700

E-mail: investorrelations@chasecorp.com

Website: www.chasecorp.com

The following table summarizes the Company’s unaudited financial results for the three and six months ended February 28, 2022 and 2021.

	For the Three Months Ended February 28,		For the Six Months Ended February 28,
All figures in thousands, except per share figures	2022	2021	2022	2021
Revenue	$73,953	$68,447	$148,963	$135,623
Costs and Expenses
Cost of products and services sold	46,911	40,915	94,192	80,520
Selling, general and administrative expenses	13,125	12,331	26,500	24,591
Research and product development costs	1,095	1,026	2,088	2,077
Operations optimization costs	589	98	648	98
Acquisition-related costs	—	128	—	128
(Gain) loss on contingent consideration	(200)	733	275	733
Operating income	12,433	13,216	25,260	27,476
Interest expense	(86)	(67)	(173)	(136)
Other income (expense)	20	(284)	397	(498)
Income before income taxes	12,367	12,865	25,484	26,842
Income taxes	3,241	3,694	6,631	6,834
Net income	$9,126	$9,171	$18,853	$20,008
Net income per diluted share	$0.96	$0.97	$1.98	$2.11
Weighted average diluted shares outstanding	9,436	9,427	9,437	9,423
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income	$9,126	$9,171	$18,853	$20,008
Interest expense	86	67	173	136
Income taxes	3,241	3,694	6,631	6,834
Depreciation expense	899	949	1,776	1,952
Amortization expense	3,042	3,119	6,167	6,190
EBITDA	$16,394	$17,000	$33,600	$35,120
(Gain) loss on contingent consideration	(200)	733	275	733
Operations optimization costs	589	98	648	98
Acquisition-related costs	—	128	—	128
Adjusted EBITDA	$16,783	$17,959	$34,523	$36,079

	For the Three Months Ended February 28,		For the Six Months Ended February 28,
	2022	2021	2022	2021
Reconciliation of net income to adjusted net income
Net income	$9,126	$9,171	$18,853	$20,008
Excess tax loss (gain) related to ASU No. 2016-09	10	(146)	10	(146)
(Gain) loss on contingent consideration	(200)	733	275	733
Operations optimization costs	589	98	648	98
Acquisition-related costs	—	128	—	128
Income taxes *	(82)	(201)	(194)	(201)
Adjusted net income	$9,443	$9,783	$19,592	$20,620
Adjusted net income per diluted share (Adjusted diluted EPS)	$0.99	$1.03	$2.06	$2.17

* For the three and six months ended February 28, 2022 and 2021, represents the aggregate tax effect assuming a 21% tax rate for the items impacting pre-tax income, which is our effective U.S. statutory Federal tax rate for fiscal 2022 and 2021.

	For the Three Months Ended February 28,		For the Six Months Ended February 28,
	2022	2021	2022	2021
Reconciliation of cash provided by operating activities to free cash flow
Net cash provided by operating activities	$2,854	$12,334	$8,757	$26,386
Purchases of property, plant and equipment	(1,273)	(400)	(1,769)	(1,060)
Free cash flow	$1,581	$11,934	$6,988	$25,326